                                                                    EXHIBIT 10.9

                                 PROMISSORY NOTE


CAD $4,000,000.00                                           As of March 15, 2001


         FOR VALUE RECEIVED, the undersigned, Global Election Systems Inc., a British Columbia corporation ("Maker"), hereby promises to pay to the order of Jones, Gable & Company Limited, an Ontario corporation ("Payee"), at its offices at Suite 600, 110 Yonge Street, Toronto, Ontario M5C 1T6, in lawful money of Canada, the principal sum of Four Million and No/100 Dollars (CAD $4,000,000.00), or so much thereof as may be advanced and outstanding hereunder, together with interest on the outstanding principal balance from day to day remaining as herein specified, in installments, as follows:

                  (a) one (1) installment in an amount equal to (i) CAD $1,333,333.33 less (ii) any Prepayments (as defined herein) made during the period beginning as of the date hereof through September 14, 2001, plus accrued and unpaid interest, shall be due and payable on September 15, 2001;

                  (b) one (1) installment in an amount equal to (i) CAD $1,333,333.33 less (ii) any Prepayments made during the period beginning as of September 15, 2001 through December 14, 2001, plus accrued and unpaid interest, shall be due and payable on December 15, 2001; and

                  (c) A final installment in the amount of all outstanding principal, plus accrued and unpaid interest, shall be due and payable on March 15, 2002.

         The outstanding principal balance hereof shall bear interest prior to maturity at a rate per annum equal to ten percent (10%). All past due principal and interest shall bear interest at the Default Rate (hereinafter defined).

         Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 365 or 366 days, as the case may be.

         As used in this Note, the following terms shall have the respective meanings indicated below:

                  "Default Rate" means the Maximum Rate or, if no Maximum Rate exists, eighteen percent (18%).

                  "Maximum Rate" means the maximum rate of nonusurious interest permitted from day to day by applicable law, including as to Chapter 303 of the Texas Finance Code, as amended (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the applicable weekly ceiling and calculated after taking into account any and all relevant fees, payments, and other charges in respect of this Note which are deemed to be interest under applicable law.

         On or after 90 days after the date hereof, Maker shall have the right to prepay, at any time and from time to time without premium or penalty (such prepayments hereinafter called "Voluntary Prepayments"), the entire unpaid principal balance of this Note or any portion thereof, together with accrued but unpaid interest.

         Upon the sale of any goods or services by Maker in the ordinary course of business, Maker shall prepay the outstanding principal balance of this Note in an amount equal to 10% of the proceeds of any such sale (net of any sales commission or resellers' discount or rebate) within five (5) business days of receipt by Maker of such net proceeds (such prepayments hereinafter called "Sale Prepayments"). Upon the issuance, sale or other disposition of any debt or any equity securities of the Maker in an aggregate amount greater than US $7,000,000, Maker shall prepay the outstanding principal balance of this Note in an amount equal to 10% of the proceeds of such issuances (net of any sales commission or underwriting fees or discounts) within five (5) business days of receipt by Maker of such net proceeds (such prepayments hereinafter called "Equity Prepayments"; together with Voluntary Prepayments and Sale Prepayments, the "Prepayments"). Any Prepayments hereunder shall be accompanied with accrued and unpaid interest in the amount prepaid to the date of prepayment.

         Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors or assigns of Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest,
(ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

         Maker shall be in default hereunder upon the happening of any of the following events or conditions (each such event or condition hereinafter referred to as an "Event of Default"):

                  (a) Maker shall fail to pay when due any principal of or accrued and unpaid interest on this Note and such failure shall continue for a period of five (5) Business Days.

                  (b) Maker shall default in the timely performance of any obligation, covenant or agreement made or owed by Maker to Payee and such failure shall have continued for a period of ten (10) Business Days.

                  (c) Global Election Systems, Inc., a Delaware corporation ("Debtor"), shall default in the timely performance of any obligation, covenant or agreement under that certain Security Agreement dated as of the date hereof executed by Debtor in favor of Payee and such failure shall have continued for a period of ten (10) Business Days.

                  (d) Maker shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

                  (e) Any involuntary proceeding shall be commenced against Maker seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty
         (60) days.

                  (f) Maker shall fail to discharge within a period of sixty
         (60) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of One Million Dollars (US $1,000,000) against any of its assets or properties.

                  (g) Maker shall fail to satisfy and discharge promptly any judgment or judgments against it for the payment of money in an aggregate amount in excess of One Million Dollars (US $1,000,000).

                  (h) This Note shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability hereof shall be contested or challenged by Maker or any of its shareholders, or Maker shall deny that it has any further liability or obligation under this Note.

                  (i) Any event of default has occurred and is continuing under that certain Loan Agreement dated as of July 19, 2000, by and between the Debtor and Hibernia National Bank, as the same has been or may be amended, restated or modified from time to time.

         For the purposes of this Note, "Business Day" shall mean any day other than Saturday, Sunday or any other day Banks in McKinney, Texas, are authorized to be closed.

         Without in any way affecting the demand nature of this Note, upon the occurrence of any Event of Default, the holder hereof may, at its option, declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and the holder hereof shall have the right to foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by the holder hereof to Maker. Failure of the holder hereof to exercise this option shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

         If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all collection costs and fees incurred by the holder, including reasonable attorneys' fees.

         This Note shall be governed by and construed in accordance with the laws of British Columbia or Texas at the election of the Lender. Maker and each such other party hereby irrevocably (i) submits to the nonexclusive jurisdiction of such courts, and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum. Nothing herein shall affect the right of Payee to bring any action or proceeding against Maker or any other party liable hereunder or with respect to any collateral in any state, province or federal court in any other jurisdiction.

         Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

         THIS NOTE AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED BY MAKER IN

CONNECTION WITH THE INDEBTEDNESS EVIDENCED BY THIS NOTE EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE WITH RESPECT TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

                                         GLOBAL ELECTION SYSTEMS INC.



                                         By:    /s/ Robert J. Urosevich
                                                Robert J. Urosevich, President